Exhibit 10.1

Term Sheet for Global Resolution

This Term Sheet summarizes the principal terms of the global resolution (the “Global Resolution”) between Knighted Pastures, LLC and Roy Choi (“Knighted”) and Allied Gaming & Entertainment Inc. and Yangyang Li (“Allied,” together with Knighted, the “Parties” and each a “Party”) entered into by the Parties on April 10, 2026.

On November 12, 2024, Knighted initiated an action against Allied and its directors in the Delaware Court of Chancery, Knighted Pastures, LLC v. Yangyang Li, et. al, C.A. No. 2024-1158-JTL (the “Delaware Litigation”). On March 10, 2026, the court in the Delaware Litigation ordered Allied to pay Knighted’s fees and expenses in the Delaware Litigation totaling $5,936,738.36 (the “Fee Award”). On March 24, 2026, the court in the Delaware Litigation ordered Allied to “pay the Fee Award within 14 days of this Order to the account designated by Plaintiff’s counsel.”

On June 11, 2025, Allied initiated an action against Knighted (and other defendants) in the United States District Court for the Central District of California, Allied Gaming & Entertainment, Inc. v. Knighted Pastures, LLC, 2:25-CV-05312 (C.D. Cal.) (the “Federal Litigation”). That Federal Litigation remains pending.

I.	Fee Award in Delaware Litigation

A.	Schedule of Payments

Allied agrees to pay the Fee Award pursuant to the following schedule (the “Payment Schedule”), with payments made by electronic wire to Williams & Connolly LLP:

Payment Due Date	Payment Amount
May 7, 2026	$1,000,000.00
June 30, 2026	$2,000,000.00
July 31, 2026	$2,936,738.36

B.	Interest

Interest will accrue monthly on the Fee Award’s outstanding balance, beginning on April 8, 2026 (“Interest”). Allied will pay Knighted all Interest in addition to the Fee Award. The rate of Interest will be 8.75% (the “Interest Rate”). If a Payment Amount is not paid in full by the Payment Due Date, interest will accrue on this remaining amount, compounded daily, on the full outstanding amount, at a rate of 10%, until the late payment is made (the “Additional Interest”).

C.	Guaranty

The Fee Award, Interest, and Additional Interest (the “Payments”) will be guaranteed by (x) Allied and (y) Yangyang Li, personally. Allied and Mr. Li will be jointly and severally liable for the Payments. Allied will promptly undertake to prepare and execute adequate documentation formalizing the joint guaranty provided by Yangyang Li and Allied, reflecting the amounts owed to Knighted.

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II.	Termination of the Federal Litigation

Within five (5) business days of the effective date of this Global Resolution, Allied will file a Notice of Dismissal With Prejudice of the Federal Litigation. For the avoidance of doubt, Knighted and Allied agree that neither they nor any of their representatives will file any fee application in the Federal Litigation or pursue any appeal related to either the Federal or Delaware Litigation. In consideration for Allied’s agreement to dismiss the Federal Litigation with prejudice, and contingent on Allied’s commitment to accept and issue a public statement in a substantially material form to that proposed by Knighted, Knighted agrees to pay its own fees, costs, and expenses reasonably incurred in connection with (x) Knighted’s efforts to collect the Fee Award, and (y) the negotiation, execution, and fulfillment of the Global Resolution’s terms (together, the “Negotiation Costs”). For the avoidance of doubt, the foregoing agreement by Knighted does not extend to any fees, costs, or expenses associated with any claim, action, or suit to enforce the terms of this Global Resolution. To the contrary, in the event a Party seeks to enforce the terms and obligations of this Global Resolution, the prevailing Party in any such enforcement suit or action shall be entitled to its reasonable attorneys’ fees and costs from the non-prevailing Party.

III.	Allied’s Retraction of Statements Regarding Knighted Pastures, LLC and Roy Choi; Non-Disparagement

The Parties will mutually draft, agree, and issue a public statement relating to the Global Resolution in manners consistent with their ordinary course press releases.

The Parties and their agents or representatives will not make disparaging or negative statements about each other, related to any topic or for any purpose.

For a period of two years following the effective date of the Global Resolution, Allied and Knighted shall each refrain from making, and shall instruct their respective representatives not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, defames, slanders, impugns, or is reasonably likely to damage the reputation of the other Party or such other Party’s subsidiaries, affiliates, current or former directors or officers (solely in connection with their service in such capacities), or any of their businesses, products or services. The restrictions in this section shall not (i) apply to (A) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from whom information is sought, in each case, to the extent legally required, or (B) any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules, or regulations; (ii) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (iii) apply to efforts to enforce either Party’s rights pursuant to the Global Resolution in accordance with the Global Resolution. The limitations set forth in this Section shall not prevent any Party from responding to any public statement made by the other Party of the nature described in this Section if such statement by the other Party was made in breach of the Global Resolution.

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Each Party shall immediately delete, remove, and/or retract any disparaging comments or statements concerning the other Party within its possession, custody, or control, including by way of example but not of limitation, postings or other statements on blogs, social media (including but not limited to Facebook, Twitter, Instagram, and LinkedIn), and/or other websites.

IV.	General Release of Allied

Upon completion of the Payments in full, Knighted, including any and all of its respective successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, owners, managers, officers, directors, stockholders, affiliates, related entities, trustees, executors, administrators, estates, heirs, transferees, and assigns, immediate and remote, and any person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective successors-in-interest, successors, predecessors-in-interest, predecessors, transferees, and assigns in their respective capacities as such only, hereby fully, finally, and forever releases, settles, and discharges Allied, and any of its past and present respective agents, representatives, estates, affiliates, direct and indirect parent and subsidiary entities, directors, officers, partners, members, insurers, reinsurers, and advisors, from any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape, or form, including any claims that Knighted does not know or suspect to exist in its favor, including any unknown claims that Knighted has that would materially affect its decision to enter into this release and Global Resolution (“Knighted’s Unknown Claims”), from the beginning of time to the date of this release; provided, however, that the release of Allied shall not apply to any claims or causes of action relating to, or arising in connection with, the enforcement of the Global Resolution. For the avoidance of doubt, Knighted’s released claims do not release Allied from performing any obligations under the Global Resolution. Knighted further stipulates and agrees that it expressly, knowingly, and intentionally waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code § 1542, and any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Knighted acknowledges that the release of Knighted’s Unknown Claims was separately bargained for and is an essential element of this release and Global Resolution.

For a period of two years from the effective date of the Global Resolution, Knighted and/or Mr. Choi agree that they will not, and shall cause their subsidiaries, directors, officers, members, managers, employees, affiliates, agents, or other representatives not to, in any way, bring any claims against Allied and/or its directors relating to any breach of duties, breach of contract, or securities law violations, other than claims arising from or relating to the enforcement of the Global Resolution.

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V.	General Release of Knighted

Upon completion of the Payments in full, Allied, on behalf of its, and its successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, owners, managers, officers, directors, stockholders, affiliates, related entities, trustees, executors, administrators, estates, heirs, transferees, and assigns, immediate and remote, and any person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective successors-in-interest, successors, predecessors-in-interest, predecessors, transferees, and assigns in their respective capacities as such only, hereby fully, finally, and forever releases, settles, and discharges Knighted and any of its past and present directors, officers, subsidiaries, affiliates, stockholders, equity holders, agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing, from any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape, or form, including any claims that Allied does not know or suspect to exist in its favor, including any unknown claims that Allied has that would materially affect its decision to enter into this release and Global Resolution (“Allied’s Unknown Claims”), from the beginning of time to the date of the release (the “Release of Knighted”), provided, however, that the Release of Knighted shall not apply to any claims or causes of action relating to, or arising in connection with, the enforcement of the Global Resolution. For the avoidance of doubt, Allied’s released claims do not release Knighted from performing any obligations under the Global Resolution. Allied further stipulates and agrees that it expressly, knowingly, and intentionally waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code § 1542, and any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Allied acknowledges that the release of Allied’s Unknown Claims was separately bargained for and is an essential element of this release and Global Resolution.

For a period of two years from the effective date of the Global Resolution, Allied and Mr. Li agree that they will not, and shall cause their subsidiaries, directors, officers, members, managers, employees, affiliates, agents, or other representatives not to, in any way, bring any claims against Knighted relating to any breach of duties, breach of contract, or securities law violations, other than claims arising from or relating to the enforcement of the Global Resolution.

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VI.	Mutual Releases of Litigation Third Parties

Upon completion of the Payments in full, Allied, on behalf of itself, and its successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, owners, managers, officers, directors, stockholders, affiliates, related entities, trustees, executors, administrators, estates, heirs, transferees, and assigns, immediate and remote, and any person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective successors-in-interest, successors, predecessors-in-interest, predecessors, transferees, and assigns in their respective capacities as such only (the “Allied Releasors”), hereby fully, finally, and forever releases, settles, and discharges Yiu-Ting So and Naomi Choi (the “Litigation Third Parties”) and their advisors, from any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape, or form, including any claims that Allied does not know or suspect to exist in its favor, including any unknown claims that Allied has that would materially affect its decision to enter into this release and Global Resolution (the “Unknown Third-Party Claims”), from the beginning of time to the date of this release provided by the Allied Releasors. The Litigation Third Parties hereby provide a general release to the Allied Releasors identical in scope. Each of Allied and the Litigation Third Parties further stipulate and agree that they expressly, knowingly, and intentionally waive any and all provisions, rights, and benefits conferred by Cal. Civ. Code § 1542, and any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of Allied and the Litigation Third Parties acknowledge that the release of the Unknown Third-Party Claims was separately bargained for and is an essential element of this release and Global Resolution.

VII.	No Admission of Liability

Nothing in this Global Resolution shall constitute or be asserted to be an admission of liability or lack thereof. By entering into this Global Resolution, each Party makes no admission of liability or wrongdoing and each Party denies all wrongdoing. By entering into this Global Resolution, the Parties and their counsel make no admission or concession concerning any weakness or infirmity in the Parties’ claims or defenses in any litigation.

VIII.	Affiliates and Associates

Each Party shall instruct its controlled affiliates and its controlled associates to comply with the terms of this Global Resolution and shall be responsible for any breach of this Global Resolution by any such controlled affiliate or such controlled associate. A breach of this Global Resolution by a controlled affiliate or a controlled associate of a Party, if such controlled affiliate or such controlled associate is not a Party to this Global Resolution, shall be deemed to occur if such controlled affiliate or such controlled associate engages in conduct that would constitute a breach of this Global Resolution if such controlled affiliate or such controlled associate was a Party to the same extent as a Party to this Global Resolution.

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IX.	Representations and Warranties

Each Party will represent and warrant that it has the power and ability to enter this Global Resolution.

Knighted and Mr. Choi will represent that they currently do not own or control any shares of Allied stock, and that they do not have any present intention of purchasing any shares of Allied stock.

X.	Standstill

For a period of two years from the effective date of the Global Resolution, Knighted and Mr. Choi agree that they will not, and shall cause their subsidiaries, directors, officers, members, managers, employees, affiliates, agents, or other representatives acting on their behalf not to, in any way, directly or indirectly, except as expressly permitted by the Board in writing:

(i)    acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any shares of Allied common stock or other voting securities of Allied, including any stock, option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index);

(ii)   make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction related to a material amount of assets or securities of Allied or any of its subsidiaries; (B) any form of restructuring, recapitalization, liquidation, dissolution, or similar transaction with respect to Allied or any of its subsidiaries; (C) any offer of tender or exchange offer for shares of Allied’s common stock or other voting securities;

(iii)  engage in, or knowingly assist in the engagement in any solicitation of proxies or written consents to vote any voting securities, or conduct, or assist in the conducting of, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended;

(iv)   initiate, propose, or otherwise solicit Allied’s stockholders for approval of any shareholder proposal;

(v)   (A) seek, alone or in concert with others, election or appointment to, or representation on, Allied’s board of directors; (B) nominate or propose the nomination of, or recommend the nomination of, or encourage any person to nominate, or propose the nomination of any candidate to Allied’s board of directors; or (C) seek, alone in concert with others, or encourage any person to seek, the removal of any member of Allied’s board of directors;

(vi)  make any request or submit any proposal to waive or amend the terms of this standstill agreement, other than through non-public communications with Allied that would not be reasonably likely to trigger public disclosure obligations for any Party.

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XI.	Governing Law; Jurisdiction; Jury Waiver

This Global Resolution will be governed by Delaware law, and any action relating to and/or arising from this Global Resolution shall be brought exclusively in the Delaware Court of Chancery (unless that court lacks jurisdiction, in which case such action may be brought in any state or federal court in the state of Delaware).

XII.	Specific Performance

The Parties acknowledge and agree that: (i) any breach of this Global Resolution will result in immediate and irreparable injury for which there is no adequate remedy available at law; and (ii) in addition to any other remedies available, specific performance and injunctive relief are appropriate remedies to compel performance under this Global Resolution.

XIII.	Miscellaneous

The Parties’ Term Sheet, upon execution, shall be a fully binding and enforceable legal contract, and the final version shall include all customary and necessary provisions to accomplish that objective.

[Parties’ Signatures]

ALLIED GAMING & ENTERTAINMENT, INC.

/s/ Yangyang Li
By: Yangyang Li
Title: CEO and Chairman

/s/ Yangyang Li
Yangyang Li

KNIGHTED PASTURES, LLC

/s/ Roy Choi
By: Roy Choi
Title: Principal

/s/ Roy Choi
Roy Choi

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